EXHIBIT E
                   AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into, on this 21st day of November , 1997, by and between:

          OLYMPIC REHABILITATION SERVICES, INC. ("OLYMPIC"), a corporation organized pursuant to the laws of the state of Louisiana and having its principal place of business at 62100 Poole's Bluff Road, Bogalusa, Louisiana, represented herein by all of its Directors;

                               AND

          ORION PREVENTIVE MEDICINE, INC. ("ORION"), a corporation organized pursuant to the laws of the state of Louisana and having its principal place of business at 1613 Jimmie Davis Highway, Suite No. 1, Bossier City Louisiana, represented herein by all of its Directors.


WHEREAS:

A. Olympic is a corporation duly organized and existing under the laws of the State of Louisiana, with its principal office located at 62100 Poole's Bluff Road, Bogalusa, Louisiana;

B. Orion is a corporation duly organized and existing under the laws of the State of Louisiana, with its principal office located at 1613 Jimmie Davis Highway, Bossier City, Louisiana;

C. Claire Technologies, Inc. ("Claire") is the owner of all of the issued and outstanding shares of Olympic;

D. Olympic and Orion, acting by their respective boards of directors, have determined that it is advisable and in the best interests of their shareholders that Olympic and Orion be merged on the terms and conditions set forth herein;

E. The boards of directors of each of Olympic and Orion have, in each case by the unanimous affirmative vote of the full board of directors, authorized and approved this Agreement, and the Merger provided for herein, and the said Merger is authorized under the laws of the State of Louisiana;

F. It is the intent of Olympic and Orion that this merger qualify as a tax-free reorganization for the Orion Shareholders under the tax laws of the United States of America and, specifically, that it qualify as a statutory merger within the meaning of Internal Revenue Code Section 368 (a)(1)(A) and/or a forward triangular merger within the meaning of Internal Revenue Code Sections 368(a)(2)(D) and 368(a)(1)(A); and

G. The parties wish to record and document the terms and conditions of their agreement;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.   INTERPRETATION

1.1 Where used herein or in any amendments or schedules or exhibits hereto, the following terms shall have the following meanings:

     (a) "Acquisition Agreement" means the acquisition agreement previously executed by the Orion Shareholders, Orion, Olympic and Claire, effective November 20, 1997;

     (b) "Business" means the business in which Olympic is engaged; namely, the management and/or provision of therapy services;

     (c) "Closing Date" means the date on which this Agreement is executed by all parties;

     (d)  "Constituent Corporations" means Olympic and Orion;

     (e) "Effective Date" means the effective date of the Merger, as set forth in Section 3.3 hereof;

     (f) "Orion Shares" means all of the issued and outstanding shares of Orion;

     (g) "Orion Shareholders" means all of the shareholders of Orion as of the Closing Date;

     (h)  "Merger" means the merger of Olympic and Orion, as contemplated by
          Section 2.1 of this Agreement;

     (i) "Surviving Corporation" means Olympic as of and subsequent to the Effective Date of the Merger;

     (j) "Claire" means Claire Technologies Inc., a corporation duly organized under the laws of the State of Nevada;

     (k) "Claire Shares" means those fully paid and non-assessable common shares of Claire to be delivered to the Orion Shareholders by Claire at the closing pursuant to this Agreement; and

     (l)  "Louisiana Act" means the Louisiana Business Corporation Law.


1.2 This Agreement shall be interpreted and construed to give effect to the intention of the parties that this transaction qualify as a tax-free reorganization and merger pursuant to Internal Revenue Code Sections 368
(a)(1)(A) and 368 (a)(2)(D), and the regulations promulgated thereunder.

2.   PLAN OF MERGER

2.1 On the Effective Date, Orion will be merged into Olympic in the manner and with the effect provided by the laws of the State of Louisiana.

2.2 Upon completion of the Merger, the separate existence of Orion will cease; Olympic and Orion will become a single corporation which shall survive such Merger; and Olympic (as the Surviving Corporation) will continue to exist by virtue of, and pursuant to, the laws of the State of Louisiana.

3.   SHAREHOLDER APPROVAL AND FILING AND RECORDATION

3.1 This Agreement is effective only if approved by the shareholders of both Olympic and Orion. If the shareholders for each corporation approve this Agreement by the vote required by Section 112C of the Louisiana Act, the fact of such approval shall be certified hereon (and on a Certificate of Merger documenting the Merger, prepared in accordance with the provisions of Section 112 F (1) of the Louisiana Act) by the secretary or assistant secretary of each Constituent Corporation, and this Agreement and the Certificate of Merger so approved and certified shall be signed and acknowledged by the president of each Constituent Corporation on the Closing Date.

3.2 The said Certificate of Merger, when and if so approved, certified, signed, and acknowledged, shall be delivered to the Secretary of State of Louisiana (within five (5) business days of the Closing Date) for filing and recording, and a certified copy of the Certificate of Merger thereafter issued by the Secretary of State shall be filed for record in the Office of the Recorder of Mortgages in each Parish in this State in which either of the Constituent Corporations has its registered office, and shall also be recorded in the Conveyance Records of each Parish in this State in which either of the Constituent Corporations has immovable property; the title to the same to be transferred to the Surviving Corporation.

3.3 As provided in Section 114 of the Louisiana Act, the Merger shall be effective as of the Closing Date (the "Effective Date").

4.   EFFECT OF MERGER

4.1  On the Effective Date, the Surviving Corporation shall

     (a) possess all the powers, rights, privileges, goodwill, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations;

     (b) possess all property and assets, of whatsoever kind or description, including, without limitation, any and all contractual rights, and all debts due on whatever account, and every other interest due or belonging to each of the Constituent Corporations; all of which assets shall be taken and deemed to be transferred to and vest in the Surviving Corporation without further act; and

     (c) be responsible and liable for all debts, liabilities and obligations of each of the Constituent Corporations, and all rights of creditors and all liens upon the property of the Constituent Corporations shall not be impaired by the Merger, and all debts, obligations, liabilities and duties of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

4.2 Any existing claim or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in its place.

4.3 The separate corporate existence of Orion, except insofar as the same shall continue by requirement of statute, shall terminate, and Orion shall cease to be a corporation organized and existing under the laws of the State of Louisiana, and the Surviving Corporation shall be a corporation organized and existing under the laws of the State of Louisiana.

5.   CONVERSION OF SHARES

5.1 Upon the Effective Date, the shares of capital stock and other securities of the Surviving Corporation then issued and outstanding shall remain unchanged by reason of the Merger and shall continue to be issued shares of the Surviving Corporation.

5.2 On the Effective Date, the Orion Shareholders will surrender the Orion Shares to Olympic for cancellation in exchange for Seven Million Five Hundred Thousand (7,500,000) shares of the restricted common stock of Claire, to be issued as the fully paid and non-assessable shares of the capital stock of that corporation.

6.   SURVIVING CORPORATION

6.1 The Surviving Corporation shall have its principal place of business at 1613 Jimmie Davis Highway, Bossier City, Louisiana.

6.2 The purposes of the Surviving Corporation shall be, without limitation, to continue and carry on the Business, and to do all things permitted by and in accordance with the articles and bylaws of the Surviving Corporation.

6.3 The authorized capital stock of the Surviving Corporation shall be Ten Thousand (10,000) shares of common stock without par value. The rights and restrictions of the common stock shall be as set forth in the articles and bylaws of the Surviving Corporation.

6.4 The articles of incorporation of the Surviving Corporation shall continue in full force as the articles of the Surviving Corporation until further amended, altered, or repealed, or as provided by law.

6.5 The bylaws of the Surviving Corporation shall continue to be its bylaws following the effective date of the Merger.

6.6 The directors and officers of the Surviving Corporation on the Effective Date shall continue as the directors and officers of the Surviving Corporation for the full unexpired term of their offices, or until their successors be chosen or appointed according to law or the bylaws of the Surviving Corporation.

7.   GENERAL PROVISIONS

7.1  TIME.  Time shall be of the essence of this Agreement.

7.2 ADDITIONAL INSTRUMENTS. The parties hereto shall deliver or cause to be delivered on the Effective Date, and at such other times and places as shall be reasonably agreed on, such additional instruments as any party may reasonably request for the purpose of carrying out this Agreement. The Surviving Corporation and the Orion Shareholders will cooperate and use their best efforts to have the present Officers, Directors, and employees of the Surviving Corporation and of Orion cooperate on and after the Effective Date in furnishing information and documents reasonably required by either with respect to matters pertaining to all periods prior to the Effective Date.

7.3 ASSIGNMENT. This Agreement and the rights of the Constituent Corporations hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their successors.

7.4 ENTIRE AGREEMENT. This Agreement (including any attached schedules and Exhibits) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the parties and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a duly authorized written instrument executed by the parties hereto.

7.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts; each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties hereto as long as at least one counterpart is executed by each party.

7.6 NOTICES. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, return receipt requested, to the following addresses:

     (a)  Olympic:

          Jan Wallace, President
          7373 North Scottsdale Road
          Suite B-169
          Scottsdale, AZ 85253

     (b)  Orion:

          Vickie T. Lucky, President
          1613 Jimmie Davis Highway
          Bossier City, Louisiana 71112

7.7 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Louisiana, and each of the parties hereto irrevocably attorn to the jurisdiction of the Courts of the State of Louisiana.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

OLYMPIC REHABILITATION SERVICES, INC.:        ORION PREVENTIVE MEDICINE,
INC.:

/s/ Jan Wallace                               /s/ William A. Lucky
---------------------------                   ----------------------------
Jan Wallace, Director                         William A. Lucky, Director

/s/ Grace Sim                                 /s/ Vickie Lucky
---------------------------                   ----------------------------
Grace Sim, Director                           Vickie T. Lucky, Director

                                              /s/ William H. Means
                                              ----------------------------
                                              William H. Means, Jr., Director


     CERTIFICATE                                          CERTIFICATE

The undersigned, Secretary of Olympic         The undersigned, Secretary of
Rehabilitation Services, Inc. (the            Orion Preventive Medicine, Inc.,
"Surviving Corporation"), hereby certifies    hereby certifies that the above
that the above Agreement and Plan of Merger   Agreement and Plan of Merger was
was adopted by a majority of the Board of     adopted by a majority of the Board
Directors of the Surviving Corporation on     of Directors of said Corporation
November 20, 1997.                            on November 20, 1997.

/s/ Grace Sim                                 /s/ W.A. Lucky III
--------------------                          --------------------------
Grace Sim, Secretary                          W.A. Lucky, III, Secretary


          CERTIFICATE                                   CERTIFICATE

The undersigned, Secretary of                 The undersigned, Secretary of
Olympic Rehabilitation Services, Inc.         Orion Preventive Medicine, Inc.,
(the "Surviving Corporation") hereby          hereby certifies that the above
certifies that the above Agreement and        Agreement and Plan of Merger was
Plan of Merger was unanimously adopted        adopted by a vote of all of the
by a vote of all shareholders of the          shareholders of the corporation at
corporation at the special meeting of         the special meeting of the
the shareholders called for such              shareholders called for such
purpose on November 20, 1997.                 purpose on November 20, 1997.


/s/ Grace Sim                                 /s/ W.A. Lucky III
---------------------                         --------------------------
Grace Sim, Secretary                          W.A. Lucky, III, Secretary

     ACKNOWLEDGMENT

     STATE OF LOUISIANA

     PARISH OF BOSSIER

On this 21st day of November, 1997,
personally came Jan Wallace, who being
duly sworn did depose and say that she is the President of Olympic Rehabilitation
Services, Inc., a Corporation described in and which executed the foregoing instrument as its free act and deed, and she signs her name hereto by order of the Board of Directors of said Corporation.

/s/ Jan Wallace
----------------------
Jan Wallace, President

/s/ A.L. Blondeau
--------------------
NOTARY PUBLIC

               ACKNOWLEDGMENT

             STATE OF LOUISIANA

             PARISH OF BOSSIER

On this 21st day of November, 1997,
before me, personally came Vickie T.
Lucky, President of Orion Preventive
Medicine, Inc., a Corporation described in and which executed the foregoing instrument as its free act and deed, and he signs his name hereto by order of the Board of Directors of said Corporation.

/s/ Vickie T. Lucky
_______________________________
Vickie T. Lucky, President


/s/ A.L. Blondeau
-------------------------------
NOTARY PUBLIC